                           EMPLOYMENT AGREEMENT




THIS AGREEMENT, made and entered into this ____ day of ________, 1994, to be effective on February 1, 1994 by and between POLICY MANAGEMENT SYSTEMS CORPORATION, a South Carolina corporation (hereinafter referred to as "Employer"), and TIMOTHY V. WILLIAMS a resident of South Carolina (hereinafter referred to as "Employee").



                           W I T N E S S E T H:



WHEREAS, Employer is a corporation engaged in business in the State of South Carolina and throughout the United States;

WHEREAS, Employer desires to employ Employee in the capacity of Chief Financial Officer and Executive Vice President, upon the terms and conditions hereinafter set forth; and

WHEREAS, Employee is willing to enter into this Agreement with respect to his employment and services upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, Employer hereby employs Employee and Employee hereby accepts such employment upon the terms and conditions hereinafter set forth:

 1. Term of Employment. The term of employment under this Agreement shall be for a period commencing on the date set forth above, and terminating on December 31, 1998, unless such employment is terminated or extended prior to the expiration of said period as hereinafter provided.

 2. Duties of Employee. Employee agrees that during the term of this Agreement, he will devote his full professional and business-related time, skills and best efforts to the businesses of Employer in the capacity of Chief Financial
     Officer and Executive Vice President, or such other capacity as Employer and Employee may agree upon. If there are major significant changes in the duties or responsibilities of Employee from those listed as Prohibited Activities on Exhibit
     A hereto, that are not mutually agreed upon, Employee may terminate his employment within sixty (60) days of any such change. In addition, Employee shall devote all necessary time and his best efforts in the performance of any other duties as may be assigned to him from time to time by the Board of Directors of Employer including, but not limited to, serving on Employer's Board of Directors if elected. Employee shall devote his full professional and business skills to Employer as his primary responsibility. Employee may engage in personal, passive investment activities provided such activities do not interfere with the performance of his duties hereunder and violate the non-competition and nondisclosure provisions set forth herein.

 3. Compensation. For all the services rendered by Employee under this Agreement, Employer shall pay Employee a base salary of not less than two hundred seventy-five thousand dollars ($275,000.00) per annum (or fraction for portions of a year). Said base salary will be adjusted from time to time in accordance with then current standard salary administration guidelines of Employer. Said payments shall be made in installments consistent with Employer's payroll practices.

     In addition to the base salary, Employee shall participate in a bonus program as determined from time to time by Employer which shall provide an opportunity for Employee to earn additional annual compensation equal to not less than forty percent (40%) of his base salary under a program of defined goals, including personal and/or unit and/or group, and/or corporate.

     Employee shall also be eligible to receive at least 25,000 PMSC stock options annually under the PMSC Stock Option Plan. Employee shall also be elected to Employer's Executive Council and shall be entitled to participate in the Long-Term Incentive Plan of Executives in accordance with the terms of such Plan in effect during his employment.

 4. Fringe Benefits. The terms of this Agreement shall not foreclose Employee from participating with other employees of Employer in such fringe benefit or incentive compensation plans as may be authorized and adopted from time to time by Employer; provided, however, that Employee must meet any and all eligibility provisions required under said fringe benefit or incentive compensation plans. Employee shall also be entitled to perquisites substantially similar to those other Executive Vice Presidents are receiving as of the effective date of this Agreement, including the use of an automobile selected by Employer.

 5. Vacation. Employee shall be entitled during each calendar year to vacation with pay at such times and for such periods as are consistent with the policies of Employer.

 6. Working Facilities. Employee shall be furnished an office, personal secretary and such other facilities and services suitable to his position and adequate for the performance of his duties, which shall be substantially similar to those of other Executive Vice Presidents and consistent with the policies of Employer.

 7.  Sick Leave and Disability.

     (a) As determined by Employer, Employee shall be entitled to a number of days sick leave with full pay as is consistent with the uniform employment policies of Employer.

     (b) Should Employee become totally and permanently disabled as a result of sickness or accident and be unable to adequately perform his regular duties prescribed under this Agreement, his employment hereunder shall be deemed terminated, but Employee shall be entitled to the continuation of his base salary for a period of six (6) months thereafter, as well as any bonus to which he may be entitled under his bonus program. In addition, Employee shall be entitled to such benefits as are provided under any long-term disability plan instituted or maintained by Employer on behalf of Employee.

           For the purposes of this Agreement, the term "totally and permanently disabled" shall mean total and permanent disability for purposes of receiving benefits under Employer's long-term disability plan or insurance policy. If Employer does not have such a plan or policy in existence at the time, the term "totally and permanently disabled" shall mean Employee's inability, mentally or physically, on account of sickness or accident to regularly engage in or adequately perform his duties hereunder. It is understood that Employee's occasional sickness or other incapacity of short duration may not result in his being or becoming "totally and permanently disabled"; however, an illness or incapacity may lead to Employee being or becoming totally and permanently disabled if the illness or incapacity is prolonged or recurring. For purposes of this Agreement, in the event Employer and Employee cannot agree at any time as to whether Employee is totally and permanently disabled, a final decision shall be made by a committee composed of three (3) physicians licensed by the State of South Carolina, one of whom shall be appointed by Employer, one of whom shall be appointed by Employee and the third shall be appointed by the physicians appointed by Employer and Employee. The finding of such committee of physicians shall be conclusive upon all parties and they shall be bound by any statement signed by two (2) or more members of such committee.

 8. Death During Employment. If Employee dies during the term of his employment, or if Employee was employed by Employer at the beginning of his last illness, Employer shall continue to pay Employee's base salary to the estate of Employee for a period of six (6) months thereafter. Also, Employer shall pay to the estate of Employee any bonuses to which Employee may be entitled under his bonus program.

 9. Termination of Employment. Employee and Employer shall have the right to terminate the employment relationship described herein at any time by mutual agreement in writing.

     Employer shall have the right to terminate the employment relationship hereunder, for cause, by serving notice on Employee. For the purposes hereof, cause for termination shall be deemed to exist upon a good faith finding of two-thirds of the Board of Directors of Employer (excluding Employee if he is a member of the Board of Directors) of the following: negligence, intemperance which interferes with the performance of his duties, dishonesty involving Employer, willful shortage in accounts under Employee's direct supervision and control, refusal or material failure by Employee to perform his duties hereunder. Employee and/or his representative shall have the right to appear before the Board of Directors.

     In the event that Employer breaches the terms of this Agreement, Employee shall have the right to terminate the employment relationship hereunder.

10. Other Agreements. This Agreement shall be separate and apart from, and shall be deemed to alter the terms of, any executive compensation agreements, deferred compensation agreements, bonus agreements, general employment benefits plans, stock option plans and any other plans or agreements entered into between Employee and Employer pursuant to which Employee has been granted specific rights, benefits or options.

11. Non-Competition. Employee agrees that, during his employment with Employer and for a period of two (2) years from the date of the termination of Employee's employment with Employer, he will not directly or indirectly compete with Employer by engaging in the activities set forth on Exhibit "A" which is attached hereto and incorporated herein by reference (the "Prohibited Activities") within the geographic area which is set forth on Exhibit "B" hereto (the "Restricted Area"). For purposes of this Section 11, Employee recognizes and agrees that Employer conducts and will conduct business in the entire Restricted Area and that Employee will perform his duties for Employer within the entire Restricted Area. Employee shall be deemed to be engaged in and carrying on said Prohibited Activities if he engages in said activities in any capacity whatsoever, including, but not limited to, by or through a partnership of which he is a general or limited partner or an employee engaged in said activities, or by or through a corporation or association of which he owns five percent (5%) or more of the stock or of which he is an officer, director, employee, member, representative, joint venturer, independent contractor, consultant or agent who is engaged in said activities. Employee agrees that during the two (2) year period described above, he will notify Employer of the name and address of each employers with whom he has accepted employment during said period. Such notification shall be made in writing within five (5) days after Employee accepts any employment or new employment by certified mail, return receipt requested.

12. Confidential Data. Employee further agrees that, during his employment with Employer and upon his termination of employment for any cause, he will keep confidential and not divulge to any one nor appropriate for his own benefit any confidential information described in Exhibit "C" which is attached hereto and incorporated by this reference herein

     (the "Confidential Data"). Employee hereby acknowledges and agrees that the prohibition against disclosure of confidential data recited herein is in addition to and, not in lieu of, any rights or remedies which Employer may have available pursuant to the laws of any jurisdiction or at common law to prevent the disclosure of trade secrets, and the enforcement by Employer of its rights and remedies pursuant to this Agreement shall not be construed as a waiver or any other rights or available remedies which it may possess in law or equity absent this Agreement.

13. Non-Solicitation of Employees. Employee covenants that during his employment and during the one (1) year period immediately following the termination thereof, either by expiration of the term of this Agreement or under any of the provisions of
     Section 9 above, Employee will neither directly nor indirectly induce or attempt to induce any employee of Employer to terminate his or her employment. Nor will Employee, without prior written consent of Employer, offer employment either on behalf of himself or on behalf of any other individual or entity to any employee of Employer or to any terminated employee of Employer during the term of Employee's employment and during the one (1) year period following the termination of his employment.

14. Property of Employer. Employee acknowledges that from time to time in the course of providing services pursuant to this Agreement he shall have the opportunity to inspect and use certain property, both tangible and intangible, of Employer and Employee hereby agrees that said property shall remain the exclusive property of Employer, and Employee shall have no right or proprietary interest in such property, whether tangible or intangible, including, without limitation, Employee's customer and supplier lists, contract forms, books of account, computer programs and similar property.

15. Equitable Relief. Employee acknowledges that the services to be rendered by him are of a special, unique, unusual, extraordinary, and intellectual character, which gives them a peculiar value, and the loss of which cannot reasonably or adequately be compensated in damages in an action at law; and that a breach by him of any of the provisions contained in this Agreement will cause Employer irreparable injury and damage. Employee further acknowledges that he possesses unique skills, knowledge and ability and that competition by him in violation of this Agreement or any other breach of the provisions of this Agreement would be extremely detrimental to Employer. By reason thereof, Employee agrees that Employer shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to injunctive and other equitable relief to prevent or curtail any breach of this Agreement by him.

16. "Change of Control". In the event: (1) Employer becomes a subsidiary of another corporation or is merged or consolidated into another corporation or substantially all of the assets of Employer are sold to another corporation; or (2) any person, corporation, partnership or other entity, either alone or in conjunction with its "affiliates" as that term is defined in Rule 405 of the General Rules and Regulations under the Securities Act of

     1933, as amended, or other group of persons, corporations, partnerships or other entities who are not "affiliates" but who are acting in concert, becomes the owner of record or beneficially of securities of Employer which represent thirty-three and one-third percent (33 1/3%) or more of the combined voting power of Employer's then outstanding securities entitled to elect Directors; or (3) the Board of Directors of Employer or a Committee thereof makes a determination in its reasonable judgment that a "Change of Control" of Employer has taken place (a "Change of Control"), the term during which this Agreement shall be effective shall include the term of this Employment Agreement following the date of the Change of Control plus one (1) year, and Employee's compensation for such period shall be based on the following formula, shall be subject to the following conditions and shall be in lieu of the compensation provided for under Section 3 of this Agreement:

     (a) Employee shall be paid an annual salary for the term of Employee's Employment Agreement plus one (1) year consisting of one hundred fifty percent (150%) of the average amount of total cash compensation, excluding payments made under Employer's Long-Term Incentive Plan for Executives and tax benefit bonuses paid upon the lapse of resale restrictions on common stock for certain officers of Employee for the two (2) calendar years prior to the time such control was acquired.

     (b) Employee shall be paid an annual amount for the term of Employee's Employment Agreement plus one (1) year in consideration of the non-competition covenant of Section 11 of this Agreement consisting of fifty percent (50%) of the average amount of total cash compensation, excluding payments made under Employer's Long-Term Incentive Plan for Executives and tax benefit bonus paid upon the lapse or resale restrictions on common stock for certain officers, of Employee for the two (2) calendar years prior to the time such control was acquired. Said annual amounts shall be paid quarterly in advance.

     (c) Notwithstanding any of the provisions of this Agreement, the amount of all payments to be made pursuant to this section after a Change of Control shall not exceed one dollar ($1.00) less than that amount which would cause any such payment to be deemed a "parachute payment" as defined in Section 280G of the Internal Revenue Code of 1986 (the "Code"), as amended, and as said statute is then in effect at the time of such payment.

     (d) Any payments made to Employee following a Change of Control that shall be disallowed, in whole or in part, as a deductible expense to Employer for Federal income tax purposes by the Internal Revenue Service on the basis that Section 280G of the Code prohibits such deduction shall be reimbursed by Employee to the full extent of said disallowance within six (6) months after the date of which the amount of said disallowance has been finally determined and Employer has paid the deficiency with respect to said disallowance. Employer shall legally defend any proposed disallowance by the Internal Revenue Service and the amount required to be reimbursed by Employee shall be the amount determined by an appropriate court in a final, nonappealable decision that is actually disallowed as a deduction. In lieu of payment to Employer by Employee, Employer may, in its discretion, withhold amounts from Employee's future compensation payments until the amount owed to Employer has been fully recovered. No such withholding shall occur prior to the date on which Employee would be required to make reimbursement as provided herein.

     (e) If the limitation set forth in (c) may at any time become applicable to the amounts otherwise due pursuant to paragraphs (a) and (b), then Employer shall continue to pay Employee all amounts as provided under paragraphs
           (a) and (b) until such time as cumulative payments equal the aggregate amount as limited by paragraph (c) and Employee may terminate his employment on three (3) months notice at any time within the last twelve (12) months of the time period during which the payments described in this subparagraph will be paid without affecting his rights to receive said payments.

     (f) Employer shall have no obligation to pay the amounts set forth in (a) and (b) as limited by (c) if there is reasonable proof that the non-competition or confidential data provisions of Sections 11 and 12 of this Agreement are being violated.

     (g) In the event of termination of employment of Employee for Cause, as hereinafter defined, following a Change of Control, Employer shall not be obligated to make any further payments of the compensation amounts provided for in this Agreement. Notwithstanding any other provision of this Agreement, except for (e) and (j) hereinafter which shall control in the event Employee terminates employment as provided in (e) and (j), in the event Employee voluntarily terminates employment following a Change of Control for other than Good Reason, as defined hereinafter, compensation amounts set forth in (a) and (b) shall be payable only for a one (1) year period following termination of employment.

           "Cause" for the purposes of this Section is defined to mean: (1) willful failure to substantially perform prescribed duties other than as a result of disability; or (2) willful engagement in misconduct significantly detrimental to Employer.

           "Good Reason" to terminate employment with Employer occurs if: (1) duties are assigned that are materially inconsistent with previous duties; (2) duties and responsibilities are substantially reduced; (3) base compensation is reduced not as part of an across the board reduction for all senior officers or executives;
           (4) participation under compensation plans or arrangements generally made available to persons at Employee's level of responsibility at Employer is denied; (5) a successor fails to assume this Agreement; or (6) termination is made without compliance with prescribed procedures.

     (h) In the event Employee is involuntarily terminated by Employer without Cause or Employee voluntarily terminates employment for Good Reason, Employer's obligation to pay the compensation amounts provided in this Section shall survive termination of employment.

     (i) Further, in the event of termination of employment during the pendency of a "Potential Change of Control", as hereinafter defined, the provisions of (g) and (h) shall apply as if an actual Change of Control had taken place. A Potential Change of Control shall be deemed to have occurred if: (1) Employer has entered into an agreement or letter of intent the consummation of which would result in a Change of Control; (2) any person publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change of Control; or (3) the Board of Directors of Employer or a Committee thereof in its reasonable judgment makes a determination that a Potential Change of Control for purposes of this Agreement has occurred. A Potential Change of Control remains pending for purposes of receiving payments under this Agreement until the earlier of the occurrence of a Change of Control or a determination by the Board of Directors or a committee thereof (at any time) that a Change of Control is no longer reasonably expected to occur.

     (j) Notwithstanding anything contained in this Agreement to the contrary, Employee and Employer or the person, corporation, partnership or other entity acquiring control of Employer, with the concurrence of the Chief Executive Officer and Compensation Committee of the Board of Directors of Employer, may mutually agree that Employee, with three (3) months' notice, may terminate his employment and receive a lump sum payment equal to the present value of remaining payments under this Agreement discounted by the then current Treasury Bill rate for the remaining term of this Agreement.

17. Successors Bound. This Agreement shall be binding upon Employer and Employee, their respective heirs, executors, administrators or successors in interest, including without limitation, any corporation into which Employer may be merged or by which it may be acquired.

18. Severability. In the event that any one or more of the provisions of this Agreement or any word, phrase, clause, sentence or other portion thereof (including without limitation the geographical and temporal restrictions contained herein) shall be deemed to be illegal or unenforceable for any reason, such provision or portion thereof shall be modified or deleted in such a manner so as to make this Agreement as modified legal and enforceable to the fullest extent permitted under applicable laws. The validity and enforceability of the remaining provisions or portions thereof shall not be construed as a waiver of any subsequent breach of the same or any other covenants, term or provision. If the geographical or temporal restrictions contained in Sections 11 and 13 hereof are so deleted, no such modification or deletion will be made which is less favorable to Employee without his consent.

19. Integrated Agreement. This Agreement constitutes the entire Agreement between the parties hereto with regard to the subject matter hereof, and there are no agreements, understandings, specific restrictions, warranties or representations relating to said subject matter between the parties other than those set forth herein or herein provided for.

20. Counterparts. This Agreement may be executed in two or more counterparts, each of which will take effect as an original and all of which shall evidence one and the same Agreement.

21. Governing Law. The terms of this Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina.

22. Assignment. The rights, duties and obligations under this Agreement may not be assigned by either party, except if there is a Change of Control as defined in Section 16, Employer may assign its rights and obligations hereunder to the person, corporation, partnership or other entity which has gained such control.



IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                "Employer"

[CORPORATE SEAL]   POLICY MANAGEMENT SYSTEMS
                CORPORATION

Witness:

_____________________________      BY: ___________________________
                     President
_____________________________


                "Employee"

_____________________________      _________________________ (SEAL)
                Timothy V. Williams
_____________________________

                                 EXHIBIT A




Acting in any capacity, either individually or with any corporation, partnership or other entity, directly or indirectly, in providing, or proposing to provide, data processing software systems, related automation support services and information services to the insurance industry, including, but not limited to, application software, processing, consulting and related services, in the performance of any of the following types of duties in any part of the insurance industry:

 1.  The performance of the sales and marketing functions.

 2.  The responsibility for sales revenue generation.

 3.  The responsibility for customer satisfaction.

 4. The responsibility for research and development of insurance data base products.

 5. The responsibility for the research and development of information data processing systems and services.

 6.  The providing of input to pricing of products.

 7. The planning and management of data processing services resources.

 8. The coordination of the efforts of the various aspects of computer systems services organizations with other functions.

 9.  The planning and management of information services resources.

10. The providing and management of an operations staff to support the above listed activities.

                                 EXHIBIT B


                              RESTRICTED AREA



Fifty mile radius of the city limits of the following cities:


Toronto, Canada                    Birmingham, Alabama

Columbus, Ohio                     Minneapolis, Minnesota

Cincinnati, Ohio                   San Diego, California

Chicago, Illinois                  Melbourne, Australia

Dallas/Fort Worth, Texas           Indianapolis, Indiana

Los Angeles, California            St. Paul, Minnesota

Boston, Massachusetts              Denver, Colorado

Philadelphia, Pennsylvania         Mobile, Alabama

Hartford, Connecticut              Seattle, Washington

San Francisco, California          Bloomington, Illinois

New York City, New York            Des Moines, Iowa

Columbia, South Carolina           San Juan, Puerto Rico

Sydney, Australia                  El Paso, Texas

Honolulu, Hawaii                   Detroit, Michigan

Jacksonville, Florida              Phoenix, Arizona

Milwaukee, Wisconsin               San Antonio, Texas

Montreal, Canada                   Baltimore, Maryland

Kansas City, Missouri              San Jose, California

Stanford, Connecticut              Memphis, Tennessee

Oklahoma City, Oklahoma            Washington, D.C.

Atlanta, Georgia                   New Orleans, Louisiana

Houston, Texas                     London, England

Miami, Florida                     Paris, France

Princeton, New Jersey              St. Louis, Missouri

Cleveland, Ohio                    Nashville, Tennessee

                                 EXHIBIT C


                         CONFIDENTIAL INFORMATION



 1. All software/systems (including all present, planned and future software), whether licenses or unlicensed, developed by or on behalf of or otherwise acquired by Policy Management
     Systems Corporation or any of its subsidiaries.

     "All software/system" shall mean:

     .     all code in whatever form
     .     all data pertaining to the architecture and design of
           such software systems
     .     all documentation in whatever form
     .     all flowcharts
     . any reproduction or recreation in whole or in part of any of the above in whatever form.

 2.  All business plans and strategies including:

     .     strategic plans
     .     product plans
     .     marketing plans
     .     financial plans
     .     operating plans
     .     resource plans
     . all research and development plans including all data produced by such efforts.

 3. Internal policies, procedures, methods and approaches which are unique to Policy Management Systems Corporation and are non-public.

 4. Any information relating to the employment, job responsibility, performance, salary and compensation of any present or future officer or employee of Policy Management
     Systems Corporation.